The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 10, 2025

Pricing Supplement dated February , 2025	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-265158

Barclays Bank PLC Trigger Autocallable Contingent Yield Notes with Memory Coupon Feature

Linked to the least performing of the common stock of Advanced Micro Devices, Inc., the Class C common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc. and the common stock of NVIDIA Corporation due on or about November 14, 2025

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the common stock of Advanced Micro Devices, Inc., the Class C common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc. and the common stock of NVIDIA Corporation (each an “Underlying” and together the “Underlyings”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”), plus all previously unpaid Contingent Coupons, if any, if the Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that month. The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Closing Price on February 7, 2025 (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of each Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to its specified Downside Threshold (which is set equal to its Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date. However, if the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Price to its Final Underlying Price, and could lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon for each month, plus all previously unpaid Contingent Coupons, if any, if the Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that month.
❑	Automatic Call: The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon and any previously unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date. However, if the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Downside Threshold, at maturity, the Issuer will repay less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	February 10, 2025
Settlement Date:	February 13, 2025
Observation Dates:	Monthly (see page PS-8)
Final Valuation Date:	November 10, 2025
Maturity Date:	November 14, 2025
[1]	With respect to each Underlying, the Initial Underlying Price is the Closing Price of that Underlying on February 7, 2025 and is not the Closing Price of that Underlying on the Trade Date. The Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the least performing of the common stock of Advanced Micro Devices, Inc., the Class C common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc. and the common stock of NVIDIA Corporation. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Price*	Coupon Barrier**	Downside Threshold**	CUSIP / ISIN
Common stock of Advanced Micro Devices, Inc. (AMD)	25.35% per annum (19.0125% over the term of the Notes)	$107.56	$59.16, which is 55.00% of the Initial Underlying Price	$59.16, which is 55.00% of the Initial Underlying Price	06748R245 / US06748R2452
Class C common stock of Dell Technologies Inc. (DELL)		$106.37	$58.50, which is 55.00% of the Initial Underlying Price	$58.50, which is 55.00% of the Initial Underlying Price
Common stock of Micron Technology, Inc. (MU)		$92.30	$50.77, which is 55.00% of the Initial Underlying Price	$50.77, which is 55.00% of the Initial Underlying Price
Common stock of NVIDIA Corporation (NVDA)		$129.84	$71.41, which is 55.00% of the Initial Underlying Price	$71.41, which is 55.00% of the Initial Underlying Price

* The Initial Underlying Price of each Underlying is the Closing Price of that Underlying on February 7, 2025 and is not the Closing Price of that Underlying on the Trade Date.

** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.03	$9.97
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.665 and $9.865 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus or prospectus supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

♦	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.

♦	You believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, and, if any Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Price of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Price of any Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your principal amount.

♦	You understand and accept that you will not participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are willing and able to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlyings.

♦	You understand and are willing to accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.

♦	You do not believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Price of any Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦	You seek an investment that participates in the full appreciation of one or more of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are unable or unwilling to hold Notes that will be called on the earliest monthly Observation Date on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlyings.

♦	You do not understand or are unwilling to accept the single equity risk associated with the Notes or do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Information about the Underlyings,” “Advanced Micro Devices, Inc.,” “Dell Technologies Inc.,” “Micron Technology, Inc.” and “NVIDIA Corporation” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2,3]:	Approximately 9 months, unless called earlier
Reference Assets[3]:	The common stock of Advanced Micro Devices, Inc. (Bloomberg ticker symbol “AMD”), the Class C common stock of Dell Technologies Inc. (Bloomberg ticker symbol “DELL”), the common stock of Micron Technology, Inc. (Bloomberg ticker symbol “MU”) and the common stock of NVIDIA Corporation (Bloomberg ticker symbol “NVDA”) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any previously Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation Date, November 10, 2025, is the “Final Valuation Date.”
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay on the related Coupon Payment Date the Contingent Coupon applicable to that Observation Date plus all Contingent Coupons, if any, that would have been paid on a previous Coupon Payment Date had the Closing Price of each Underlying been greater than or equal to its Coupon Barrier on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”).

If the Closing Price of any Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date and the Issuer will not make any payment to you on that Coupon Payment Date.

If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of at least one Underlying is less than its Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of each Underlying on the Observation Date related to that later Coupon Payment Date is greater than or equal to its Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of at least one Underlying on each subsequent Observation Date is less than its Coupon Barrier.

The Contingent Coupon is a fixed amount potentially payable monthly based on the per annum Contingent Coupon Rate.

Coupon Barrier[3]:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:	The Contingent Coupon Rate is 25.35% per annum (19.0125% over the term of the Notes). Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $0.2113 per Note. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings.
Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Price – Initial Underlying Price Initial Underlying Price
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Downside Threshold[3]:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Price[3]:	With respect to each Underlying, the Closing Price of that Underlying on February 7, 2025, as specified on the cover of this pricing supplement. The Initial Underlying Price for each Underlying is not the Closing Price of that Underlying on the Trade Date.
Final Underlying Price[3]:	With respect to each Underlying, the Closing Price of that Underlying on the Final Valuation Date
Closing Price[3]:	With respect to each Underlying, Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to any Underlying or if a market disruption event occurs with respect to any Underlying on that Observation Date as described under “Reference Assets—Equity Securities —Market Disruption Events for Securities with an Equity Security as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	In the case of certain corporate events related to an Underlying, the Calculation Agent may adjust any variable, including but not limited to, that Underlying and the Initial Underlying Price, Final Underlying Price, Coupon Barrier, Downside Threshold and Closing Price of that Underlying, if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlying. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

February 7. 2025:	The Closing Price of each Underlying (the Initial Underlying Price) is observed and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Monthly:

If the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date plus any Unpaid Contingent Coupons.

However, if the Closing Price of any Underlying is less than its Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the Contingent Coupon and any Unpaid Contingent Coupons due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates / Call Settlement Dates
March 7, 2025	March 11, 2025
April 7, 2025	April 9, 2025
May 7, 2025	May 9, 2025
June 9, 2025	June 11, 2025
July 7, 2025	July 9, 2025
August 7, 2025	August 11, 2025
September 8, 2025	September 10, 2025
October 7, 2025	October 9, 2025
November 10, 2025	November 14, 2025

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Price of any Underlying on an Observation Date is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date or any Unpaid Contingent Coupons. If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of at least one Underlying is less than its Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of each Underlying on the Observation Date related to that later Coupon Payment Date is greater than or equal to its Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the at least one Underlying on each subsequent Observation Date is less than its Coupon Barrier. If the Closing Price of at least one Underlying is less than its Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of any Underlying. In addition, the total return on the Notes will vary based on the number and sequence of Observation Dates on which the Closing Price of each Underlying has been greater than or equal to its Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Least Performing Underlying even though you will not participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings.

♦	Your potential return on the Notes will be different depending on the sequence of Closing Prices on different Observation Dates — Depending on the sequence in which the Closing Price of each Underlying is greater than or equal to the Coupon Barrier on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Price of each Underlying is greater than or equal to its Coupon Barrier. For example, if the Closing Price of any Underlying is less than its Coupon Barrier on each of the first eight Observation Dates but is greater than or equal to its Coupon Barrier on the Final Valuation Date, you will receive nine Contingent Coupons (eight in the form of Unpaid Contingent Coupons). However, if the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Price of each Underlying was greater than or equal to its Coupon Barrier on twice as many Observation Dates as in the previous example.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other Underlyings. To receive any Contingent Coupons, the Closing Price of each Underlying must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to maturity and the Final Underlying Price of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are linked to the Least Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss of principal at maturity than if the Notes were linked to fewer Underlyings — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or two Underlyings. With four Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Coupon Barrier on the specified Observation Dates or less than its Downside Threshold on the Final Valuation Date and, therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. In addition, because the Closing Price of each Underlying must be greater than or equal to its Initial Underlying Price on an Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to fewer Underlyings. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date,

respectively, and with four Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

Although the correlations of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	If the Notes are not automatically called, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Underlying — If the Notes are not automatically called pursuant to the Call Feature, the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlying. As a result, in the event that the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Least Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Price of any of the other Underlyings is greater than or equal to its Downside Threshold or Initial Underlying Price.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of any or all of the Underlyings that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of any such Underlying to increase to or above its Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Least Performing Underlying.

♦	Any payment on the Notes will be determined based on the Closing Prices of the Underlyings on the dates specified — Any payment on the Notes will be determined based on the Closing Prices of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	Contingent repayment of principal applies only at maturity or upon any automatic call — You should be willing to hold your Notes to maturity or any automatic call. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of any or all of the Underlyings is greater than or equal to its Downside Threshold.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Owning the Notes is not the same as owning any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of any Underlying would have.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of any Underlying will rise or fall. There can be no assurance that the price of any Underlying will not close below its Downside Threshold on the Final Valuation Date. The price of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks of owning equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-17 of this pricing supplement.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Single equity risk — The price of each Underlying can rise or fall sharply due to factors specific to each Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlying.

♦	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

♦	Reorganization or other events could adversely affect the value of the Notes or result in the Notes being accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlying, the Calculation Agent will make adjustments to that Underlying that may result in payments on the Notes being based on the performance of shares, cash or other assets distributed to holders of that Underlying upon the occurrence of such event or, in some cases, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of that Underlying and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the prices of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all of the Underlyings, may adversely affect the price of any Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the

Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined determining whether to adjust any variable described herein in the case of certain corporate events related to an Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Underlying; and determining whether to accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the dividend rates on the Underlyings;

♦	interest and yield rates in the market generally;

♦	the existence of any Unpaid Contingent Coupons;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the common stock of Advanced Micro Devices, Inc., the Class C common stock of Dell Technologies Inc., the common stock of Micron Technology, Inc. and the common stock of NVIDIA Corporation as the “AMD Underlying,” the “DELL Underlying,” the “MU Underlying” and “the “NVDA Underlying,” respectively.

Term:	Approximately 9 months (unless called earlier)
Contingent Coupon Rate:	25.35% per annum (or 2.1125% per month)
Contingent Coupon:	$0.2113 per month
Hypothetical Initial Underlying Price:	$100.00 for the AMD Underlying, $100.000 for the DELL Underlying, $100.00 for the MU Underlying and $100.00 for the NVDA Underlying
Hypothetical Coupon Barrier:	$55.00 for the AMD Underlying, $55.00 for the DELL Underlying, $55.00 for the MU Underlying and $55.00 for the NVDA Underlying (which, with respect to each Underlying, is 55.00% of the hypothetical Initial Underlying Price of that Underlying)
Hypothetical Downside Threshold:	$55.00 for the AMD Underlying, $55.00 for the DELL Underlying, $55.00 for the MU Underlying and $55.00 for the NVDA Underlying (which, with respect to each Underlying, is 55.00% of the hypothetical Initial Underlying Price of that Underlying)
Observation Dates:	Monthly, as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Prices, Coupon Barriers or Downside Thresholds. The hypothetical Initial Underlying Prices of $100.00 for the AMD Underlying, $100.00 for the DELL Underlying, $100.00 for the MU Underlying and $100.00 for the NVDA Underlying have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Prices for the Underlyings. The actual Initial Underlying Price, Coupon Barrier and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement. For historical Closing Prices of the Underlyings, please see the historical information set forth under the sections titled “Advanced Micro Devices, Inc.,” “Dell Technologies Inc.,” “Micron Technology, Inc.” and “NVIDIA Corporation” below. We cannot predict the Closing Price of any Underlying on any day during the term of the Notes, including on any Observation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the Closing Price of any Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of any Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10 principal amount.

Example 1 — Notes Are Automatically Called on the First Observation Date

Observation Date	Closing Price	Payment (per Note)
First Observation Date	AMD Underlying: $110.00 DELL Underlying: $115.00 MU Underlying: $105.00 NVDA Underlying: $120.00	Closing Price of each Underlying at or above its Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $0.2113 on Call Settlement Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$10.2113 ($10.00 + $0.2113)
	Total:	$10.2113
	Total Return:	2.113%

Because the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price on the first Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.2113 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, for a total return of 2.113% on the Notes. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Price of Each Underlying Is At or Above Its Downside Threshold

Observation Date	Closing Price	Payment (per Note)
First Observation Date	AMD Underlying: $115.00 DELL Underlying: $95.00 MU Underlying: $105.00 NVDA Underlying: $100.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.2113 on first Coupon Payment Date.
Second Observation Date	AMD Underlying: $80.00 DELL Underlying: $85.00 MU Underlying: $90.00 NVDA Underlying: $95.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.2113 on second Coupon Payment Date.
Third Observation Date	AMD Underlying: $65.00 DELL Underlying: $45.00 MU Underlying: $60.00 NVDA Underlying: $58.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of DELL Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Eighth Observation Dates	Various (at least one Underlying below Coupon Barrier)	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to eighth Coupon Payment Dates.
Ninth Observation Date (the Final Valuation Date)	AMD Underlying: $105.00 DELL Underlying: $110.00 MU Underlying: $105.00 NVDA Underlying: $80.00	Closing Price of NVDA Underlying below its Initial Underlying Price; Notes NOT automatically called. Final Underlying Price of each Underlying at or above its Downside Threshold and Coupon Barrier; Issuer pays principal plus Contingent Coupon of $1.4791 (reflecting Contingent Coupon for Final Valuation Date and Unpaid Contingent Coupons for third through eighth Observation Dates) on Maturity Date.
Total Payments (per Note):	Payment at Maturity:	$11.4791 ($10.00 + $1.4791)
	Prior Contingent Coupons:	$0.4226 ($0.2113 × 2)
	Total:	$11.9017
	Total Return:	19.017%

Because the Closing Price of at least one Underlying was less than its Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $11.4791 per Note, which is equal to your principal amount plus the Contingent Coupon for the Final Valuation Date and the Unpaid Contingent Coupons for the third through eighth Observation Dates.

In addition, because the Closing Price of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.2113 on each of the first and second Coupon Payment Dates. Because the Closing Price of at least one Underlying was less than its Coupon Barrier on the third through eighth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates; however, because the Closing Price of each Underlying on the Final Valuation Date is greater than its Coupon Barrier, the Contingent Coupon that would have been paid on each of the third through eighth Coupon Payment Dates had the Closing Price of each Underlying been greater than or equal to its Coupon Barrier on the third through eighth Observation Dates will be paid on the Maturity Date. Accordingly, the Issuer will have paid a total of $11.9017 per Note for a total return of 19.017% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price of At Least One Underlying Is Below Its Downside Threshold

Observation Date	Closing Price	Payment (per Note)
First Observation Date	AMD Underlying: $45.00 DELL Underlying: $35.00 MU Underlying: $40.00 NVDA Underlying: $50.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	AMD Underlying: $105.00 DELL Underlying: $45.00 MU Underlying: $110.00 NVDA Underlying: $100.00	Closing Price of DELL Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of DELL Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	AMD Underlying: $40.00 DELL Underlying: $50.00 MU Underlying: $35.00 NVDA Underlying: $45.00	Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Eighth Observation Dates	Various (at least one Underlying below Coupon Barrier)	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to eighth Coupon Payment Dates.
Ninth Observation Date (the Final Valuation Date)	AMD Underlying: $45.00 DELL Underlying: $110.00 MU Underlying: $95.00 NVDA Underlying: $100.00	Closing Price of AMD Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of AMD Underlying below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a percentage loss of principal equal to the decline of the Least Performing Underlying.
Total Payments (per Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the Closing Price of at least one Underlying is less than its Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a total return of -55.00% on the Notes, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the AMD Underlying:

Final Underlying Price – Initial Underlying Price	=	$45.00 – $100.00	= -55.00%
Initial Underlying Price		$100.00

Underlying Return of the DELL Underlying:

Final Underlying Price – Initial Underlying Price	=	$110.00 – $100.00	= 10.00%
Initial Underlying Price		$100.00

Underlying Return of the MU Underlying:

Final Underlying Price – Initial Underlying Price	=	$95.00 – $100.00	= -5.00%
Initial Underlying Price		$100.00

Underlying Return of the NVDA Underlying:

Final Underlying Price – Initial Underlying Price	=	$100.00 – $100.00	= 0.00%
Initial Underlying Price		$100.00

Step 2: Determine the Least Performing Underlying. The AMD Underlying is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10 × (1 + Underlying Return of the Least Performing Underlying) = $10 × (1 + -55.00%) = $4.50

In addition, because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments, the relevance of factors such as the nature of the underlying property to which the instruments are linked, and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Information about the Underlyings

Included below are brief descriptions of the issuers of each of the Underlyings. This information has been obtained from publicly available sources. We obtained the Closing Price information for the Underlyings from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlyings as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying can be located by reference to its SEC file number provided below.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Advanced Micro Devices, Inc.

According to publicly available information, Advanced Micro Devices, Inc. ( the “AMD Company”) is a semiconductor company that primarily offers server microprocessors (CPUs), graphics processing units (GPUs), accelerated processing units (APUs), data processing units, Field Programmable Gate Arrays (FPGAs), Smart Network Interface Cards, Artificial Intelligence accelerators and Adaptive System-on-Chip (SoC) products for data centers; CPUs, APUs and chipsets for desktop, notebook and handheld personal computers; discrete GPUs and semi-custom SoC products and development services; and embedded CPUs, GPUs, APUs, FPGAs, Systems on Modules and Adaptive SoC products and that, from time to time, may also sell or license portions of its intellectual property portfolio.

Information filed by the AMD Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07882. The AMD Company’s common stock (the “AMD Underlying”) is listed on The Nasdaq Stock Market under the ticker symbol “AMD.”

Historical Information

The following graph sets forth the historical performance of the AMD Underlying from January 2, 2015 through February 7, 2025, based on the daily Closing Prices of the AMD Underlying. The Closing Price of the AMD Underlying on February 7, 2025 was $107.56. The dotted line represents the Coupon Barrier and the Downside Threshold of $59.16, which is equal to 55.00% of the Initial Underlying Price of the AMD Underlying.

We obtained the Closing Prices of the AMD Underlying from Bloomberg, without independent verification. Historical performance of the AMD Underlying should not be taken as an indication of future performance. Future performance of the AMD Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the AMD Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the AMD Underlying will not result in a loss of your principal amount. The Closing Prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Dell Technologies Inc.

According to publicly available information, Dell Technologies Inc. (the “DELL Company”) is a technology provider that designs, develops, manufactures, markets, sells and supports a range of solutions, products and services. Its offerings include servers and networking, storage, cloud solutions, desktops, notebooks, services, software and third-party software and peripherals.

Information filed by the DELL Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37867. The DELL Company’s Class C common stock (the “DELL Underlying”) is listed on the New York Stock Exchange under the ticker symbol “DELL.”

Historical Information

The following graph sets forth the historical performance of the DELL Underlying from December 28, 2018 through February 7, 2025, based on the daily Closing Prices of the DELL Underlying. The DELL Underlying began trading on the New York Stock Exchange on December 28, 2018 and therefore has limited performance history. The Closing Price of the DELL Underlying on February 7, 2025 was $106.37. The dotted line represents the Coupon Barrier and the Downside Threshold of $58.50, which is equal to 55.00% of the Initial Underlying Price of the DELL Underlying.

We obtained the Closing Prices of the DELL Underlying from Bloomberg, without independent verification. Historical performance of the DELL Underlying should not be taken as an indication of future performance. Future performance of the DELL Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the DELL Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the DELL Underlying will not result in a loss of your principal amount. The Closing Prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. (the “MU Company”) designs, develops and manufactures memory and storage products.

Information filed by the MU Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10658. The MU Company‘s common stock (the “MU Underlying”) is listed on The Nasdaq Stock Market under the ticker symbol “MU.”

Historical Information

The following graph sets forth the historical performance of the MU Underlying from January 2, 2015 through February 7, 2025, based on the daily Closing Prices of the MU Underlying. The Closing Price of the MU Underlying on February 7, 2025 was $92.30. The dotted line represents the Coupon Barrier and the Downside Threshold of $50.77, which is equal to 55.00% of the Initial Underlying Price of the MU Underlying.

We obtained the Closing Prices of the MU Underlying from Bloomberg, without independent verification. Historical performance of the MU Underlying should not be taken as an indication of future performance. Future performance of the MU Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the MU Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the MU Underlying will not result in a loss of your principal amount. The Closing Prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (the “NVDA Company”) is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces.

Information filed by the NVDA Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23985. The NVDA Company’s common stock (the “NVDA Underlying”) is listed on The Nasdaq Stock Market under the ticker symbol “NVDA.”

Historical Information

The following graph sets forth the historical performance of the NVDA Underlying from January 2, 2015 through February 7, 2025, based on the daily Closing Prices of the NVDA Underlying. The Closing Price of the NVDA Underlying on February 7, 2025 was $129.84. The dotted line represents the Coupon Barrier and the Downside Threshold of $71.41, which is equal to 55.00% of the Initial Underlying Price of the NVDA Underlying.

We obtained the Closing Prices of the NVDA Underlying from Bloomberg, without independent verification. Historical performance of the NVDA Underlying should not be taken as an indication of future performance. Future performance of the NVDA Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the NVDA Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the NVDA Underlying will not result in a loss of your principal amount. The Closing Prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the AMD Underlying, the DELL Underlying, the MU Underlying and the NVDA Underlying from December 28, 2018 through February 7, 2025, based on the daily Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Price of $100.00 on December 28, 2018 by dividing the Closing Price of that Underlying on each day by the Closing Price of that Underlying on December 28, 2018 and multiplying by 100.00.

We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Prices of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date, which is more than one business day following the Trade Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.